UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 30, 2015

Freescale Semiconductor, Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	001-35184	98-0522138
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6501 William Cannon Drive West, Austin, Texas		78735
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	512-895-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 3, 2015, Freescale Semiconductor, Inc. ("Freescale"), a wholly-owned, indirect subsidiary of Freescale Semiconductor, Ltd. (the "Company"), received $200 million under a draw from its $400 million revolving credit facility under its Third Amended and Restated Credit Agreement (the "Credit Agreement"), dated as of March 1, 2013, to facilitate, along with cash on hand, the redemption on August 5, 2015, of all $302 million principal value of its outstanding 10.75% senior unsecured notes due 2020 (the "10.75% Notes") which was previously announced on July 6, 2015.

Freescale’s revolving credit facility due on February 1, 2019 (the "2019 Revolver"), has committed capacity of $400 million. After giving effect to the $200 million draw, the available capacity under the 2019 Revolver is $184 million, as reduced by approximately $16 million of outstanding letters of credit.

A more detailed description of the Credit Agreement and 2019 Revolver can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 6, 2015. Note however, that the interest rate on borrowings under the 2019 Revolver has been reduced from LIBOR plus 3.75% to LIBOR plus 3.50% upon submission of our second quarter financials because the Total Leverage Ratio, as defined in the Credit Agreement, declined below 4:00:1. At LIBOR plus 3.50%, the current interest rate on the $200 million draw is 3.69%.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On July 30, 2015, Thomas Deitrich, Senior Vice President and General Manager, Digital Networking for Freescale, gave notice that he has decided to resign effective as of the end of August to take a position at another company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Freescale Semiconductor, Ltd.

August 5, 2015	By:	Dathan C. Voelter

Name: Dathan C. Voelter
Title: Assistant Secretary